Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Kellogg Company Bakery, Confectionery, Tobacco Workers
and Grain Millers Savings and Investment Plan
Battle Creek, Michigan

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-27294 and 333-109234) of Kellogg Company of our report dated June 23, 2021, relating to the financial statements and supplemental schedule of Kellogg Company Bakery, Confectionery, Tobacco Workers and Grain Millers Savings & Investment Plan which appear in this Form 11-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

Grand Rapids, Michigan
June 23, 2021